Exhibit 1.1

EXECUTION VERSION

Noble Holding International Limited

$750,000,000 7.875% Senior Guaranteed Notes due 2026

Purchase Agreement

January 17, 2018

Citigroup Global Markets Inc.

As Representative of the Initial Purchasers

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

Noble Holding International Limited, a Cayman Islands exempted company with limited liability and an indirect, wholly-owned subsidiary of the Parent Guarantor (defined below) (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representative”) are acting as representative, $750,000,000 principal amount of its 7.875% Senior Guaranteed Notes due 2026 (the “Securities”), and Noble Corporation, a Cayman Islands exempted company with limited liability (the “Parent Guarantor”) and an indirect, wholly-owned subsidiary of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble-UK”) and each of the subsidiary guarantors listed on the signature pages of this Agreement (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), propose, subject to the terms and conditions stated herein, to guarantee the Company’s payment obligations under the Securities and the Indenture (defined below) (the “Guarantees”). The Securities are to be issued under an indenture (the “Indenture”), to be dated as of the Closing Date (defined below), by and among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). To the extent there are no additional parties listed on Schedule I other than you, the term Representative as used herein shall mean you as the Initial Purchaser, and the term Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) in reliance upon exemptions from the registration requirements of the Securities Act.

In connection with the sale of the Securities, the Company and the Guarantors have prepared a preliminary offering memorandum, dated January 17, 2018 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), and a final offering memorandum, dated January 17, 2018 (as amended or supplemented at the Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, the Guarantors and the Securities. The Company hereby confirms that it has authorized the use of the Disclosure Package (as defined below), the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Memorandum and the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act (as defined below) subsequent to the Execution Time (as defined below) that is incorporated by reference therein. Unless stated to the contrary, any references herein to the word “including” means “including without limitation.”

As used in this Agreement, the “Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”), (ii) the final term sheet prepared pursuant to Section 5(b) hereto and in the form attached as Schedule II hereto and (iii) any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package (“Issuer Written Information”).

1.    Representations and Warranties. The Company and the Guarantors jointly and severally represent and warrant to, and agree with, each Initial Purchaser as set forth below in this Section 1.

(a)    The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Execution Time and on the Closing Date (defined below), the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company or the Parent Guarantor by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b)    As of the Execution Time, (i) the Disclosure Package and (ii) each electronic road show, when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the

Company or the Parent Guarantor by any Initial Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c)    None of the Company, the Guarantors, or their respective affiliates (“Affiliates”), as such term is defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”), or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Securities Act.

(d)    None of the Company, the Guarantors, or their respective Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers as to whom no representation is made) has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act (each, a “General Solicitation”) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act (“Regulation S”)) with respect to the Securities; and each of the Company, the Guarantors, their respective Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(e)    The Securities satisfy the eligibility requirements of Rule 144A under the Securities Act.

(f)    The Parent Guarantor is subject to and in compliance with the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

(g)    No registration under the Securities Act of the Securities is required for the offer, sale and delivery of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(h)    The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

(i)    Neither the Company nor any Guarantor has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act, in stabilization or manipulation of the price of the Securities to facilitate the sale or resale of the Securities.

(j)    Neither the Parent Guarantor nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Disclosure Package; and, since the respective dates as of which information is given in the

Disclosure Package, there has not been any change in the capital stock or long-term debt of the Parent Guarantor or any of its subsidiaries (other than changes, if any, in the ordinary course of business, in amounts outstanding under the Parent Guarantor’s unsecured revolving credit facilities) or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Parent Guarantor and its subsidiaries taken as a whole (a “Material Adverse Effect”), otherwise than as set forth or contemplated in the Disclosure Package.

(k)    The Parent Guarantor and its subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Disclosure Package or such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Parent Guarantor and its subsidiaries or where the failure to have such title or to be free and clear of such liens, encumbrances and defects would not have a Material Adverse Effect; and any real property and buildings held under lease by the Parent Guarantor and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Parent Guarantor and its subsidiaries.

(l)    Each of the Company and each Guarantor has been duly incorporated or formed and is validly existing as an exempted company limited by shares, corporation, limited liability company or limited partnership in good standing under the laws of the Cayman Islands or its respective jurisdiction of incorporation or formation, with power and authority (corporate, limited liability company, limited partnership and other) to own its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and is duly qualified as a foreign corporation, limited liability company or limited partnership for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and each of the Parent Guarantor’s other subsidiaries set forth on Schedule III hereto (collectively, the “Additional Subsidiaries”, and each an “Additional Subsidiary”) has been duly incorporated or formed, as the case may be, and is validly existing as a corporation, limited partnership or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation or formation.

(m)    The Parent Guarantor has an authorized capitalization as set forth in the Disclosure Package and the Final Memorandum and all of the issued shares of capital stock of the Parent Guarantor have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of capital stock of each Subsidiary Guarantor and each Additional Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Parent Guarantor, free and clear, to the knowledge of the Parent Guarantor and the Company, of all liens, encumbrances or claims.

(n)    This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors and, assuming the due authorization, execution and delivery of this Agreement by or on behalf of the Initial Purchasers, constitutes the valid and binding agreement of the Company and each of the Guarantors enforceable against the Company and each of the Guarantors in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(o)    The Indenture has been duly authorized by the Company and each of the Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company and each of the Guarantors, will constitute the valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Securities have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture; the Guarantees, which are set forth in the Indenture, have been duly authorized and, when the Indenture is executed and delivered pursuant to this Agreement, will have been duly executed, authenticated, made and delivered and will constitute valid and legally binding obligations of the Guarantors entitled to the benefits provided by the Indenture; and the Securities, the Guarantees and the Indenture will conform to the descriptions thereof contained in the Disclosure Package and the Final Memorandum.

(p)    The issue and sale of the Securities, the making of the Guarantees and the compliance by the Company and the Guarantors, as applicable, with all of the provisions of the Securities, the Guarantees, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent Guarantor or any of its subsidiaries is a party or by which the Parent Guarantor or any of its subsidiaries is bound or to which any of the property or assets of the Parent Guarantor or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the memorandum of association, articles of association, certificate of incorporation or other similar organizational document, as applicable, of the Company or any Guarantors, (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Parent Guarantor or any of its subsidiaries or any of their properties, except (x) that any rights to indemnification and contribution set forth in this Agreement may be limited by federal and state securities laws and public policy considerations and (y) with respect to clause (i) above, for such conflicts, breaches or violations as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities, the making of the Guarantees or the consummation by the Company or the Guarantors of the transactions contemplated by this Agreement or the Indenture, except such as have been, or will have been prior to the Closing Date, obtained under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers.

(q)    Neither the Company, any Guarantor nor any of the Additional Subsidiaries is in violation of its memorandum of association, articles of association, certificate of incorporation or other similar organizational document, as applicable; and neither the Parent Guarantor nor any of its subsidiaries is in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except any default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r)    The statements set forth in the Disclosure Package and the Final Memorandum under the caption “Description of the Notes”, insofar as they purport to constitute a summary of the terms of the Securities, and under the captions “Plan of Distribution”, “Certain Cayman Islands Tax Considerations” and “U.S. Federal Income Tax Consequences”, insofar as they purport to describe the provisions of the laws and documents referred to therein or legal conclusions with respect thereto, are accurate, complete and fair in all material respects.

(s)    Other than as set forth in the Disclosure Package, there are no legal or governmental proceedings pending to which the Parent Guarantor or any of its subsidiaries is a party or of which any property of the Parent Guarantor or any of its subsidiaries is the subject that, if determined adversely to the Parent Guarantor or any of its subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the best knowledge of the Company and each of the Guarantors, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(t)    Neither the Company nor any Guarantor is or, after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom as described in the Disclosure Package, will be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(u)    PricewaterhouseCoopers LLP, who have certified certain financial statements of the Parent Guarantor and its subsidiaries, and have audited the Parent Guarantor’s internal control over financial reporting, are independent public accountants as required by the Securities Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder.

(v)    The Parent Guarantor maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Parent Guarantor’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Parent Guarantor’s internal control over financial reporting is effective and the Parent Guarantor is not aware of any material weaknesses in its internal control over financial reporting.

(w)    Except as disclosed in the Parent Guarantor’s reports filed with the Commission under the Exchange Act, since the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package, there have been no changes in the Parent Guarantor’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Parent Guarantor’s internal control over financial reporting.

(x)    Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company, any Guarantor nor any Additional Subsidiary has violated or is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company, the Guarantors and the Additional Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company and each of the Guarantors, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Parent Guarantor or any of its subsidiaries and (D) to the knowledge of the Company and each of the Guarantors, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit, demand, demand letter, claim, lien, notice of noncompliance or violation, investigation or proceeding by any private party or governmental body or agency, against or affecting the Parent Guarantor or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(y)    The Company, the Guarantors and the Additional Subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due, and no tax deficiency has been determined adversely to the Company, the Guarantors and the Additional Subsidiaries, nor does the Parent Guarantor have any knowledge of any tax deficiencies that have been, or could reasonably be expected to be, asserted against the Company, the Guarantors and the Additional Subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(z)    There are no transfer taxes, stamp duties, capital duties or other similar duties, taxes or charges payable in connection with the execution or delivery of this Agreement by the Company or the issuance or sale by the Company of the Securities to be sold by the Company to the Initial Purchasers hereunder.

(aa)    There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company, the Guarantors and the Additional Subsidiaries that is pending or, to the knowledge of the Company, the Guarantors and the Additional Subsidiaries, threatened, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(bb)    None of the Parent Guarantor or any of its subsidiaries has any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that the Parent Guarantor or any of its subsidiaries sponsors or maintains on the date hereof and expects to continue to sponsor or maintain after the date hereof. With respect to such plans, the Parent Guarantor and each of its subsidiaries is in compliance in all material respects with all applicable provisions of ERISA.

(cc)    The Parent Guarantor maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Parent Guarantor and its subsidiaries is made known to the Parent Guarantor’s principal executive officer and principal financial officer by others within those entities and that the interactive data in eXtensible Business Reporting Language incorporated by reference in the Disclosure Package and the Final Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto; and such disclosure controls and procedures are effective.

(dd)    Except as disclosed in the Disclosure Package, none of the Parent Guarantor or any of its subsidiaries, or, to the knowledge of the Parent Guarantor, any director, officer, agent, employee or other person acting on behalf of the Parent Guarantor or any of its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee from corporate funds, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws, statutes or regulations, including by making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Parent Guarantor and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws, statutes or regulations.

(ee)    The operations of the Parent Guarantor and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and applicable money laundering statutes of jurisdictions in which the Parent Guarantor and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in jurisdictions in which the Parent Guarantor and its subsidiaries conduct business (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent Guarantor or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent Guarantor, threatened.

(ff)    Neither the Parent Guarantor nor any of its subsidiaries nor, to the knowledge of the Parent Guarantor, after due inquiry, any director, officer, agent, employee, affiliate or any person acting on behalf of the Parent Guarantor or any of its subsidiaries is (i) currently the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”, the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject or target of Sanctions, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”). The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, (i) to fund or facilitate any activities of or business with any person currently subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Parent Guarantor and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions or with any Sanctioned Country.

(gg)    There is and has been no failure on the part of the Parent Guarantor and any of the Parent Guarantor’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Section 302 and 906 relating to certifications.

(hh)    The interactive data in eXtensible Business Reporting Language incorporated by reference in the Disclosure Package and the Final Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

Any certificate signed by any officer of the Company or any Guarantor and delivered to the Representative or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company or such Guarantor, as applicable, as to matters covered thereby, to each Initial Purchaser.

2.    Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.5% of the principal amount thereof, plus accrued interest, if any, from January 31, 2018 to the Closing Date, the principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.

3.    Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on January 31, 2018, or at such time on such later date not more than one Business Day after the foregoing date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York. Delivery of the Securities shall be made to the Representative for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representative of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representative shall otherwise instruct.

4.    Offering by Initial Purchasers. (a) Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(b)    Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

(i)    it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A)	in the case of sales to those it reasonably believes to be “qualified institutional buyers” as permitted by Rule 144A under the Securities Act or

(B)	in accordance with Rule 903 of Regulation S;

(ii)    neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of General Solicitation;

(iii)    in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv)    neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v)    it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

(vi)    it has complied and will comply with the offering restrictions requirement of Regulation S;

(vii)    at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S.”;

(viii)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated in the United Kingdom any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(ix)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

(x)    it has not offered, sold or otherwise made available to any retail investor in the European Economic Area the Securities which are the subject of the offering contemplated by this Agreement. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC.

5.    Agreements. The Company and the Guarantors jointly and severally agree with each Initial Purchaser:

(a)    To furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(c) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b)    To prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule II hereto.

(c)    Not to amend or supplement the Disclosure Package or the Final Memorandum other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representative; provided, however, that prior to the completion of the distribution of the Securities by the Initial Purchasers, neither the Parent Guarantor nor the Company will file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Parent Guarantor or the Company has furnished the Representative with a copy of such document for its review and the Representative has not reasonably objected to the filing of such document. The Parent Guarantor or the Company will promptly advise the Representative when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.

(d)    If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representative), any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Parent Guarantor and the Company will promptly (i) notify the Representative of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(e)    Without the prior written consent of the Representative, neither the Company nor any Guarantor has given nor will give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representative.

(f)    To arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representative may reasonably request (including certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Company or any Guarantor be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to taxation as a foreign corporation or service of process in suits, other than suits arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company or such Guarantor, as applicable, will promptly advise the Representative of the receipt by the Company or such Guarantor, as applicable, of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g)    The Company will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them.

(h)    None of the Company, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers as to whom no covenant is made) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Securities Act.

(i)    None of the Company, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers as to whom no covenant is made) will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S.

(j)    None of the Company, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers as to whom no covenant is made) will engage in any General Solicitation.

(k)    For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, to provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(l)    To cooperate with the Representative and use their best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(m)    Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Memorandum for the time period and upon the other terms stated therein.

(n)    During the period beginning from the date hereof and continuing to and including the later of the Closing Date and such earlier time as the Representative may notify the Company, not to offer, sell, contract to sell, or otherwise dispose of any debt securities of the Company or any Guarantor that mature more than one year after such Closing Date and that are substantially similar to the Securities or the Guarantees; provided that, for clarification purposes, nothing in this Section 5(n) shall limit the ability of the Parent Guarantor or any of its subsidiaries to incur indebtedness under or enter into any credit facility.

(o)    Neither the Company nor any Guarantor will take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(p)    The Company will, for a period of twelve months following the Execution Time, furnish to the Representative (i) all reports or other communications (financial or other) generally made available to its shareholders, and deliver such reports and communications to the Representative as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company or the Parent Guarantor is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of the Parent Guarantor and its subsidiaries as the Representative may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Parent Guarantor and its subsidiaries are consolidated in reports furnished to its shareholders).

(q)    To comply with all applicable securities and other laws, rules and regulations, and use their respective best efforts to cause the their respective directors and officers, in their capacities as such, to comply with such laws, rules and regulations. The Parent Guarantor will comply with all applicable securities and other laws, rules and regulations, including the Sarbanes-Oxley Act, and use its best efforts to cause the Parent Guarantor’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including the provisions of the Sarbanes-Oxley Act.

(r)    The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture and the issuance of the Securities and the Guarantees and the fees of the Trustee; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities to the Initial Purchasers (in the manner described herein) through the facilities of The Depository Trust Company; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(f) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) any fees charged by securities rating services for rating the Securities; (ix) the fees and expenses of the Parent Guarantor’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company and the Guarantors; and (x) all other costs and expenses incident to the performance by the Company and the Guarantors of its obligations hereunder. It is understood, however, that, except as provided in this Section 5(r) and Sections 7 and 10 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees and expenses of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

(s)    To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Disclosure Package under the caption “Use of Proceeds”.

(t)    All payments to be made to each Initial Purchaser pursuant to this Agreement shall be made without any withholding or deduction for or on account of any present or future taxes, duties, or governmental charges unless the Company or a Guarantor is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Company or the Guarantor, as the case may be, shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made. The parties to this Agreement shall use commercially reasonable efforts to minimize the imposition of any such taxes, duties or charges.

6.    Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Company and the Guarantors contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the Company and the Guarantors made in any certificates pursuant to the provisions hereof, to the performance by the Company and the Guarantors of its obligations hereunder and to the following additional conditions:

(a)    Baker Botts L.L.P., counsel for the Company and the Guarantors, shall have furnished to the Representative their written legal opinion letter, dated the Closing Date, in form and substance satisfactory to the Representative, and substantially as set forth on Annex I hereto;

(b)    Maples and Calder, Cayman Islands counsel for the Company and the Parent Guarantor, shall have furnished to the Representative their written legal opinion letter, dated the Closing Date, in form and substance satisfactory to the Representative, and substantially as set forth on Annex II hereto;

(c)    William E. Turcotte, Senior Vice President and General Counsel of Noble-UK, shall have furnished to the Representative his written legal opinion letter, dated the Closing Date, in form and substance satisfactory to the Representative, and substantially as set forth on Annex III hereto;

(d)    Simpson Thacher & Bartlett LLP, counsel for the Initial Purchasers, shall have furnished to the Representative such written opinion or opinions, dated the Closing Date, in form and substance satisfactory to the Representative, with respect to certain matters as the Representative may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(e)    The Company and each Guarantor shall have furnished or caused to be furnished to the Representative at the Closing Date certificates of officers of the Company and each Guarantor, respectively, satisfactory to the Representative as to the accuracy of the respective representations and warranties of the Company and each Guarantor herein at and as of such time, as to the performance by the Company and each Guarantor of all of their respective obligations hereunder to be performed at or prior to such time, as to the matters set forth in Section 6(h) and as to such other matters as you may reasonably request;

(f)    Concurrently with the execution of this Agreement, the Representative shall have received from PricewaterhouseCoopers LLP, the Parent Guarantor’s independent registered public accounting firm, a “comfort” letter (the “initial comfort letter”) addressed to the Representative on behalf of the Initial Purchasers, dated the date hereof, and in form and substance satisfactory to the Representative (i) confirming that they are an independent registered public accounting firm with respect to the Parent Guarantor within the meaning of the Act and the Public Accounting Oversight Board (“PCAOB”) and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Disclosure Package, as of a date not more than three days prior to the date hereof), the conclusions and findings of PricewaterhouseCoopers LLP with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to initial purchasers;

(g)    The Representative shall have received a “bring-down comfort” letter (the “bring-down comfort letter”) from PricewaterhouseCoopers LLP, the Parent Guarantor’s independent registered public accounting firm, addressed to the Representative on behalf of the Initial Purchasers, dated the Closing Date, and in form and substance satisfactory to the

Representative (i) confirming that they are an independent registered public accounting firm with respect to the Parent Guarantor within the meaning of the Securities Act and the PCAOB and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down comfort letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Final Memorandum, as of a date not more than three days prior to the date of the bring-down comfort letter), the conclusions and findings of PricewaterhouseCoopers LLP with respect to the financial information and other matters covered by the initial comfort letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial comfort letter;

(h)    Neither the Company or the Parent Guarantor, as applicable, nor any of their respective subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Disclosure Package, and (ii) since the respective dates as of which information is given in the Disclosure Package, there shall not have been any change in the capital stock or long-term debt of the Company or the Parent Guarantor, as applicable, nor any of their respective subsidiaries (other than changes, if any, in the ordinary course of business, in amounts outstanding under the Parent Guarantor’s unsecured revolving credit facilities) or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company or the Parent Guarantor, as applicable, nor any of their respective subsidiaries, otherwise than as set forth or contemplated in the Disclosure Package, the effect of which, in any such case described in clause (i) or (ii), is in the Representative’s judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Disclosure Package;

(i)    The Securities shall be eligible for clearance and settlement through The Depository Trust Company;

(j)    On or after the Execution Time (i) no downgrading shall have occurred in the rating accorded the debt securities of the Company or the Parent Guarantor by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”), and (ii) neither Moody’s nor S&P shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any such debt securities;

(k)    The Company shall have furnished to the Representative a certificate, dated the date hereof and the Closing Date and addressed to the Initial Purchasers, of Noble-UK’s chief financial officer with respect to certain financial data contained in the Disclosure Package and the Final Memorandum, as applicable, providing “management comfort” with respect to such information, in form and substance reasonably satisfactory to the Representative; and

(l)    Prior to the Closing Date, the Company and the Guarantors shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchasers, at 425 Lexington Avenue, New York, New York 10017, on the Closing Date.

7.    Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company or any Guarantor to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through the Representative on demand for all out of pocket expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by them in connection with the proposed purchase and sale of the Securities. Other than such reimbursement obligations, the Company and the Guarantors shall have no further liability to the Representative or any Initial Purchaser except as provided in Section 5(r) and Section 8 hereof.

8.    Indemnification and Contribution. (a) The Company and the Guarantors, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information, or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Company nor any Guarantor will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company or the Parent Guarantor by or on behalf of any Initial Purchaser through the Representative specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof. This indemnity agreement will be in addition to any liability that the Company and/or the Guarantors may otherwise have.

(b)    Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company and each of the Guarantors and their affiliates, each of their respective directors, each of their respective officers, and each person who controls the Company or any such Guarantor or affiliate within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser (including reimbursement for any legal or other expenses), but only with reference to written information relating to such Initial Purchaser furnished to the Company or the Parent Guarantor by or on behalf of such Initial Purchaser through the Representative specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Company and the Guarantors acknowledge that, under the heading “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum, (A) the fourth and fifth sentences of the sixth paragraph and (B) and the seventh and eighth paragraphs constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum or in any amendment or supplement thereto.

(c)    Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)    In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company, the Guarantors and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company and/or the Guarantors and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Initial Purchasers on the other from the offering of the Securities. If the allocation provided by the immediately preceding sentence is unavailable for any reason, then each indemnifying party severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company or any Guarantor on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall any Initial Purchaser be required to contribute any amount in excess of the amount by which the total purchase discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company or any Guarantor within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Company or such Guarantor shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

9.    Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser, the Company or any Guarantor. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representative shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company, any Guarantor or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder. For the avoidance of doubt, to the extent an Initial Purchaser’s obligation to purchase Securities hereunder constitutes a BRRD Liability (as defined below) and such Initial Purchaser does not, at the Closing Date, purchase the full amount of the Securities that it has agreed to purchase hereunder due to the exercise by the Relevant Resolution Authority (as defined below) of its powers under the relevant Bail-in Legislation as set forth in Section 21(a) with respect to such BRRD Liability, such Initial Purchaser shall be deemed, for all purposes of this Section 9, to have defaulted on its obligation to purchase such Securities that it has agreed to purchase hereunder but has not purchased, and this Section 9 shall remain in full force and effect with respect to the obligations of the other Initial Purchasers.

10.    Termination. This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in securities generally on the New York Stock Exchange shall have been suspended or materially limited; (ii) trading in Noble-UK’s securities on The New York Stock Exchange shall have been suspended or materially limited; (iii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; (iv) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services; or (v) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum.

11.    Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company and the Guarantors or their respective officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers, the Company or any Guarantor or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.    Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telefaxed to the Citigroup General Counsel (fax no.: 1(646) 291-1469) and confirmed to Citigroup at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; or, if sent to the Company or any Guarantor, will be mailed, delivered or telefaxed to Alan R. Hay (fax no.: (281) 596-4486) and confirmed to it at Suite 3D, Landmark Square, 64 Earth Close, George Town, Grand Cayman, Cayman Islands, KY1-1206, Attention: Alan R. Hay, with a copy to 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, Attention: General Counsel .

13.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(k) hereof, no other person will have any right or obligation hereunder.

14.    Jurisdiction. The Company and each Guarantor agrees that any suit, action or proceeding against the Company or such Guarantor brought by any Initial Purchaser, the directors, officers, employees and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors each irrevocably appoints Noble Drilling Services Inc. at 13135 South Dairy Ashford, Suite 800, Sugar Land, TX 77478 as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by any Initial Purchaser, the directors, officers, employees, Affiliates and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company and each Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company and each Guarantor agree to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the

Authorized Agent shall be deemed, in every respect, effective service of process upon the Company or such Guarantor, as applicable. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by any Initial Purchaser, the directors, officers, employees, Affiliates and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, in any court of competent jurisdiction in the Cayman Islands.

15.    Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantors and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

16.    Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17.    Waiver of Jury Trial. The Company and each of the Guarantors hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.    No Fiduciary Duty. The Company and each of the Guarantors hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the Initial Purchasers and any Affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company or any Guarantor and (c) the Company’s and the Guarantors’ engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company and the Guarantors agree that they are solely responsible for making their own respective judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company or any Guarantor on related or other matters). The Company and the Guarantors agree that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company or Guarantors, in connection with such transaction or the process leading thereto.

19.    Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”), including by use of the symbol “$”, is of the essence. To the fullest extent permitted by law, the obligation of the Company and the Guarantors in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company or a Guarantor, as applicable, will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Company or any Guarantor not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

20.    Waiver of Immunity. To the extent that the Company or any Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company and the Guarantors hereby irrevocably waive and agree not to plead or claim such immunity in respect of their respective obligations under this Agreement.

21.    (a) Notwithstanding any other term of this Agreement or any other agreement, arrangement, or understanding between or among any of the parties to this Agreement, each of the parties to this Agreement acknowledges, accepts, and agrees to be bound by:

(1)    the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of a BRRD Party (the “Relevant BRRD Party”) to the Company or any Guarantor, as applicable, under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)    the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)    the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Relevant BRRD Party or another person (and the issue to or conferral on the Company or any Guarantor, as applicable, of such shares, securities or obligations);

(iii)    the cancellation of the BRRD Liability; and

(iv)    the amendment or alteration of any interest, if applicable, thereon or the dates on which any payments are due, including by suspending payment for a temporary period; and

(2)    the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(b)    For purposes of this Section 21 and Section 9:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

“Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation;

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation;

“BRRD Party” means Standard Chartered Bank;

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/; and

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Relevant BRRD.

22.    Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, the Company and the Guarantors are authorized to disclose to any persons the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the Company or any Guarantor relating to such treatment and structure without the Initial Purchasers imposing any limitation of any kind. However, any information relating to such U.S. tax treatment and U.S tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with applicable securities laws.

23.    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

24.    Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, the Guarantors and the several Initial Purchasers.

Very truly yours,

Noble Holding International Limited

By:	/s/ Alan R. Hay
	Name:	Alan R. Hay
	Title:	Director

Noble Corporation

By:	/s/ Thomas B. Sloan, Jr.
	Name:	Thomas B. Sloan, Jr.
	Title:	Vice President and Chief Financial Officer

Noble 2018-I Guarantor LLC

By:	/s/ Thomas B. Sloan, Jr.
	Name:	Thomas B. Sloan, Jr.
	Title:	President

Noble 2018-II Guarantor LLC

By:	/s/ Thomas B. Sloan, Jr.
	Name:	Thomas B. Sloan, Jr.
	Title:	President

Noble 2018-III Guarantor LLC

By:	/s/ Thomas B. Sloan, Jr.
	Name:	Thomas B. Sloan, Jr.
	Title:	President

[Signature Page to Purchase Agreement]

Noble 2018-IV Guarantor LLC

By:	/s/ Craig Muirhead
	Name:	Craig Muirhead
	Title:	Treasurer

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby

confirmed and accepted as of the

date first above written.

Citigroup Global Markets Inc.

By:	/s/ Scott Schlossel
	Name:	Scott Schlossel
	Title:	Managing Director

For itself and the other several Initial

Purchasers named in Schedule I to the

foregoing Agreement.

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchasers	Principal Amount of Securities to be Purchased
Citigroup Global Markets Inc.	U.S.$	121,875,000
DNB Markets, Inc.		93,750,000
HSBC Securities (USA) Inc.		93,750,000
Barclays Capital Inc.		67,500,000
J.P. Morgan Securities LLC		67,500,000
SunTrust Robinson Humphrey, Inc.		67,500,000
Wells Fargo Securities, LLC		67,500,000
BNP Paribas Securities Corp		56,250,000
Credit Suisse Securities (USA) LLC		56,250,000
Credit Agricole Securities (USA) Inc.		24,375,000
SMBC Nikko Securities America, Inc.		33,750,000
Total	U.S.$	750,000,000

Schedule I

SCHEDULE II

NOBLE HOLDING INTERNATIONAL LIMITED

$750,000,000 7.875% Senior Guaranteed Notes due 2026

UNCONDITIONALLY GUARANTEED BY

NOBLE CORPORATION

This Pricing Term Sheet is qualified in its entirety by reference to the preliminary offering memorandum dated January 17, 2018 (the “Preliminary Offering Memorandum”).

The information in this Pricing Term Sheet supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Terms used herein but not defined shall have the meanings assigned to them in the Preliminary Offering Memorandum.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, the Notes are being offered only to (1) persons reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

Issuer:	Noble Holding International Limited (the “Issuer”)

Guarantors:	Noble Corporation and Noble 2018-I Guarantor LLC, Noble 2018-II Guarantor LLC, Noble 2018-III Guarantor LLC and Noble 2018-IV Guarantor LLC, as subsidiary guarantors

Aggregate Principal Amount:	$750,000,000

Title of Securities:	7.875% Senior Guaranteed Notes due 2026 (the “Notes”)

Maturity Date:	February 1, 2026

Offering Price:	100%, plus accrued interest, if any, from January 31, 2018

Coupon:	7.875%

Yield to Maturity:	7.875%

Spread to Benchmark Treasury:	532 bps

Benchmark Treasury:	1.625% UST due February 15, 2026

Gross Proceeds to Issuer (before expenses):	$750,000,000

Distribution:	Rule 144A/Regulation S for life

CUSIP Numbers:	144A: 65504LAQ0 Reg S: G65437AA6

Schedule II-I

ISIN Numbers:	144A: US65504LAQ05 Reg S: USG65437AA63

Denominations/Multiples:	$2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2018

Record Dates:	January 15 and July 15

Optional Redemption:	Make-whole call @ T + 50 bps prior to February 1, 2021, then:

On or after:	Price:
February 1, 2021	105.906%
February 1, 2022	103.938%
February 1, 2023	101.969%
February 1, 2024 and thereafter	100.000%

Equity Clawback:	Up to 40% at 107.875%, until February 1, 2021

Change of Control Repurchase Event:	Putable at 101% of principal plus accrued and unpaid interest upon a Change of Control Repurchase Event

Joint Global Coordinators and Bookrunners:	Citigroup Global Markets Inc. DNB Markets, Inc. HSBC Securities (USA) Inc.

Joint Bookrunners:	Barclays Capital Inc. J.P. Morgan Securities LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. SMBC Nikko Securities America, Inc.

Trade Date:	January 17, 2018

Settlement Date:

January 31, 2018 (T+10)

We expect delivery of the Notes will be made against payment therefor on or about January 31, 2018, which is the tenth business day following the date hereof. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.

Ratings:[1]	B2 (Moody’s) / B+ (S&P)

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Schedule II-2

Changes to the Preliminary Offering Memorandum

Offering Size:	The total offering size has been increased from $500 million to $750 million, which represents an increase of $250 million from the amount reflected in the Preliminary Offering Memorandum. As a result, all information (including financial information) presented in the Preliminary Offering Memorandum is deemed to have changed to the extent affected by the changes described herein.

Description of the Notes:

Page 52, amend clause (10) of the section captioned “—Limitation on Subsidiary Indebtedness” as follows:

(10) Pari Passu Indebtedness incurred by any subsidiary guarantor in an aggregate amount at any one time outstanding under this clause (10) not to exceed the greater of (i) $750 million and (ii) 7.25% of Noble-Cayman’s Consolidated Net Tangible Assets measured at the time of incurrence of any such Indebtedness and after giving effect to such incurrence;

Other information (including financial information) presented in the Preliminary Offering Memorandum is deemed to have changed to the extent affected by the changes described herein. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This communication should be read in conjunction with the Preliminary Offering Memorandum. The information in this communication supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in such Preliminary Offering Memorandum.

This communication is being distributed solely to persons reasonably believed to be Qualified Institutional Buyers as defined in Rule 144A under the Securities Act, and outside the United States solely to Non-U.S. persons as defined in Regulation S under the Securities Act.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

Schedule II-3

SCHEDULE III

ADDITIONAL SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Formation
Noble Holding (U.S.) LLC	Delaware

Noble Drilling (U.S.) LLC	Delaware

Noble Holding International Limited	Cayman Islands

Noble Drilling Holding LLC	Delaware

Noble Drilling Services 6 LLC	Delaware

Noble Leasing III (Switzerland) GmbH	Switzerland

Noble Drilling Services Inc.	Delaware

Noble International Finance Company	Cayman Islands

Schedule III

ANNEX I

FORM OF OPINION OF BAKER BOTTS L.L.P.

FOR THE COMPANY AND THE GUARANTORS

1.    Each Subsidiary Guarantor is an entity validly existing as a limited liability company and in good standing under the laws of the State of Delaware.

2.    When the Securities have been executed and authenticated in the manner set forth in the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, the Securities and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law) and comity and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and any implied covenants of good faith and fair dealing (the “Enforceability Exceptions”).

3.    The statements set forth in the Disclosure Package and the Final Memorandum under the caption “Description of the Notes,” insofar as such statements constitute a summary of the terms of the Securities, the Guarantees and the Indenture, are accurate in all material respects.

4.    Assuming the due authorization, execution and delivery thereof by the Company, the Parent Guarantor and the Trustee, the Indenture constitutes a valid and legally binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

5.    Each of this Agreement and the Indenture has been duly authorized, executed and delivered by each of the Subsidiary Guarantors.

6.    The execution, delivery and performance by the Company and the Guarantors of this Agreement and the Indenture do not violate or result in any breach of (A) the terms of any indenture or other agreement or instrument that is filed or incorporated by reference as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2016 or Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales and the parent company of the Company and the Parent Guarantor (the “Agreements and Instruments”), (B) the certificates of formation or limited liability company agreements of each of the Subsidiary Guarantors or (C) any Applicable Laws, except, in the case of clause (A), for any such violations or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. “Applicable Laws” is defined as the laws of the State of Delaware and the State of New York and the federal laws of the United States of America that, in our experience, are normally applicable to transactions of the type provided for in this Agreement and the Indenture, in each case published and in effect on the date of such opinion.

Annex I-1

7.    No consent, approval, authorization, order, registration or qualification of or with any governmental body, agency or court of the United States of America, the State of Delaware or the State of New York is required for the issue and sale by the Company of the Securities, the making of the Guarantees by the Guarantors or the performance by the Company or the Guarantors of their obligations under this Agreement, the Indenture, the Securities or the Guarantees, except such as may be required under the state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers; provided, however, that no opinion is provided pursuant to this paragraph 7 with respect to the matters covered by paragraph 10 hereof.

8.    Neither the Company nor any Guarantor is, and after giving effect to the offering and sale of the Securities and the Guarantees and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum neither will be, required to register as an “investment company,” as such term is defined in the Investment Company Act.

9.    The statements contained in the Disclosure Package and the Final Memorandum under the caption “U.S. Federal Income Tax Consequences,” insofar as they purport to constitute a summary of United States federal income tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects, subject to the assumptions and qualifications set forth therein.

10.    Assuming (A) the accuracy of the representations and warranties contained in this Agreement of, and the compliance with the covenants contained in this Agreement by, the Company, the Guarantors and the Initial Purchasers, (B) the accuracy of the representations and warranties made in accordance with the Final Memorandum by the investors to whom the Initial Purchasers initially resell Securities and (C) receipt by the investors to whom the Initial Purchasers initially resell Securities of copies of the Final Memorandum prior to the effectiveness of such resale, it is not required in connection with the offer, sale and delivery of the Securities and the Guarantees to the Initial Purchasers under this Agreement or in connection with the initial resale of such Securities and the Guarantees by the Initial Purchasers in accordance with Section 4 of this Agreement to register the Securities or the Guarantees under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended, it being understood that no opinion is expressed as to any subsequent resale of any Security.

11.    The Guarantee of each of the Subsidiary Guarantors has been duly authorized, executed and delivered by each such Guarantor, as applicable.

Such counsel will also provide the following:

Such counsel has reviewed the Disclosure Package and the Final Memorandum and has participated in conferences with officers and other representatives of the Company and the Guarantors, with representatives of the Company’s and the Guarantors’ independent registered public accounting firm and with your representatives and your counsel, at which the contents of the Disclosure Package and the Final Memorandum and related matters were

Annex I-2

discussed. The purpose of such counsel’s professional engagement was not to establish or confirm factual matters set forth in the Disclosure Package or the Final Memorandum, and such counsel has not undertaken to verify independently any of the factual matters in such documents. Moreover, many of the determinations required to be made in the preparation of the Disclosure Package and the Final Memorandum involve matters of a non-legal nature. Accordingly, such counsel is not passing upon, and does not assume any responsibility for, the accuracy, completeness or fairness of the statements contained or included in the Disclosure Package and the Final Memorandum (except to the extent stated in paragraphs 3 and 9 above). Subject to the foregoing and on the basis of the information such counsel gained in the course of performing the services referred to above, such counsel advises you that nothing came to its attention that caused it to believe that:

(a)    the Disclosure Package, as of the Effective Time, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(b)    the Final Memorandum, as of its date or as of the date of such opinion, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

it being understood that in each case such counsel has not been asked to, and do not, express any belief with respect to (a) the financial statements and schedules or other financial or accounting information contained or included or incorporated by reference therein or omitted therefrom or (b) representations and warranties and other statements of fact contained in the exhibits to the documents incorporated by reference therein.

Annex I-3

ANNEX II

FORM OF OPINION OF CAYMAN ISLANDS COUNSEL

FOR THE COMPANY AND THE PARENT GUARANTOR

1.1	Each of the Company and the Parent Guarantor is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands and each of the Company and the Parent Guarantor has the corporate power and authority to own and operate its property and to conduct its business as described in the Preliminary and Final Memorandum.

1.2	The Company and the Parent Guarantor have full power and authority under the Company Memorandum and Articles and the PG Memorandum and Articles respectively to enter into, execute and perform their obligations under each of the Transaction Documents to which it is a party; in the case of the Company, to enter into, execute and perform its obligations under the Notes, including the issue of the Notes pursuant to the Indenture.

1.3	The execution and delivery of the Transaction Documents by the Company and the Parent Guarantor, as applicable, and the issue and offer of the Notes by the Company and the performance of its obligations thereunder, do not conflict with or result in a breach of any of the terms or provisions of the Company Memorandum and Articles and PG Memorandum and Articles respectively or any law, public rule or regulation applicable to the Company or the Parent Guarantor in the Cayman Islands currently in force.

1.4	The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and the Parent Guarantor, as applicable, the Transaction Documents have been duly executed and delivered on behalf of the Company and the Parent Guarantor, as applicable, and constitute the legal, valid and binding obligations of the Company and the Parent Guarantor, as applicable, enforceable in accordance with their terms.

1.5	The Notes have been authorised by the Company and when authenticated in the manner set forth in the Indenture and delivered against due payment therefor will be duly executed and delivered and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

1.6	No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the execution or delivery of the Transaction Documents by the Company and the Parent Guarantor, as applicable;

(b)	subject to the payment of stamp duty, the enforcement of the Transaction Documents against the Company or the Parent Guarantor, as applicable;

(c)	the offering, execution, authentication, allotment, issue or delivery of the Notes;

(d)	the performance by the Company and the Parent Guarantor, as applicable, of its obligations under the Notes and the Transaction Documents; or

Annex II-1

(e)	the payment of the principal and interest and any other amounts under the Notes.

1.7	No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)	the execution or delivery of the Transaction Documents or the Notes;

(b)	the enforcement of the Transaction Documents or the Notes;

(c)	payments made under, or pursuant to, the Transaction Documents; or

(d)	the issue, transfer or redemption of the Notes.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

1.8	The courts of the Cayman Islands will observe and give effect to the choice of the laws of the State of New York as the governing law of the Transaction Documents and the Notes.

1.9	Based solely on such counsel’s search of the Register of Writs and Other Originating Process (the “Court Register”) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands from the respective dates of incorporation of each of the Company and the Parent Guarantor to the close of business (Cayman Islands time) on [ ] (the “Litigation Search”), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice (“Originating Process”) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company or the Parent Guarantor is identified as a defendant or respondent.

1.10	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the State of New York, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

1.11	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents or the Notes that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

Annex II-2

1.12	Based solely on such counsel’s review of the Register of Members of the Parent Guarantor, the issued shares in the capital of the Parent Guarantor (the “Parent Guarantor Issued Shares”) are 261,245,693 ordinary shares of US$0.10 each and Noble Corporation Holdings Ltd. is the registered holder of all the Parent Guarantor Issued Shares. The Parent Guarantor Issued Shares have been duly authorised and validly issued and, assuming that payment for such Parent Guarantor Issued Shares has been received in full in accordance with the terms of issue, are fully paid.

1.13	Based solely on such counsel’s review of the Register of Members of the Company, the issued shares in the capital of the Company (the “Company Issued Shares”) are 10,006 shares of US$1.00 each and Noble Holding International S.a.r.l. (formerly known as Noble Holding International SCA) is the registered holder of all the Company Issued Shares. The Company Issued Shares have been duly authorised and validly issued and, assuming that payment for such Company Issued Shares has been received in full in accordance with the terms of issue, are fully paid.

1.14	All statements made in the Preliminary and Final Memorandum with regard to statutes, regulations, rules, treaties and other laws of the Cayman Islands are accurate.

1.15	The statements set forth in the Preliminary and Final Memorandum under the caption “Certain Cayman Islands Tax Considerations”, to the extent they constitute statements of Cayman Islands law, are accurate in all material respects and to the extent they are statements of legal conclusions, constitute such counsel’s opinion.

Annex II-3

ANNEX III

FORM OF OPINION OF GENERAL COUNSEL

1.1	Noble Drilling Services Inc. has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; and all of the issued shares of capital stock of such corporation have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned indirectly by the Parent Guarantor, free from liens, encumbrances or claims (i) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Parent Guarantor or such corporation as debtor is on file as of a recent date in the office of the Secretary of State of the State of Delaware or (ii) otherwise known to such counsel, without independent investigation.

1.2	Each of Noble Holding (U.S.) LLC, Noble Drilling Holding LLC, Noble Drilling Services 6 LLC and Noble Drilling (U.S.) LLC, is validly existing as a limited liability company in good standing under the laws of the State of Delaware; and all of its issued and outstanding membership interests of each such company have been duly authorized and validly issued in accordance with its limited liability company agreement and the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and are fully paid (to the extent required under such limited liability company agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act), and such membership interests are owned directly or indirectly by the Parent Guarantor free from liens, encumbrances or claims (i) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Parent Guarantor or such other companies as debtor is on file as of a recent date in the office of the Secretary of State of the State of Delaware or (ii) otherwise known to such counsel, without independent investigation.

1.3	To such counsel’s knowledge, there are no legal or governmental proceedings pending to which any of the Guarantors or any of their subsidiaries is a party or of which any property of any of the Guarantors or any of their subsidiaries is the subject that are of a character required to be described in the Disclosure Package or the Final Memorandum that are not described as required.

Annex III-1